UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 7, 2007

AKEENA SOLAR, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-52385	20-5132054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16005 LOS GATOS BOULEVARD LOS GATOS, CALIFORNIA		95032
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (408) 395-7774

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ ☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Changes in Compensation and Grant of Stock Options to Certain Executive Officers.

On September 7, 2007, the Compensation Committee of the Board of Directors of Akeena Solar, Inc. (“Akeena” or the “Company”) approved increases in the base salary and target bonus levels for Barry Cinnamon, Akeena’s President and Chief Executive Officer, for Jim Curran, Akeena’s Chief Operating Officer, and for certain other officers. For both Mr. Cinnamon and Mr. Curran, the base salary has been increased to $275,000 per year, with a target bonus of 50% of base salary. In addition, the Compensation Committee approved the grant of options to purchase Akeena common stock to a number of officers. Mr. Cinnamon was granted an option to purchase 313,000 shares of common stock, and Mr. Curran was granted an option to purchase 406,000 shares of common stock. The exercise price per share under each option will be equal to the closing sale price per share of the Company’s common stock on September 7, 2007, as quoted on the OTC Bulletin Board. Each option will have a five year term, and will be subject to vesting based on the recipient’s continuing service with the Company, with one-third (1/3) of the shares vesting on each of the first three anniversaries of the grant date. Each option will otherwise be subject to the terms and conditions of a standard form of stock option agreement as approved by the Compensation Committee of the Board of Directors of Akeena Solar, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Akeena Solar, Inc.

By:	/s/ Barry Cinnamon
Name: Barry Cinnamon Title: Chief Executive Officer

Dated September 14, 2007